EXHIBIT 21

PRECISION AUTO CARE, INC. SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
WE JAC Corporation	Delaware
Colorado Tune, Inc.	Colorado
Precision Tune Auto Care, Inc.	Virginia
PTW, Inc.	Washington
Precision Building Solutions, Inc.	Delaware
Miracle Partners, Inc.	Delaware
Miracle Industries, Inc.	Ohio
PAC Mexican Delaware Holding Company, Inc.	Delaware
Precision Auto Care Mexico I, S. de R.L.	Mexico
Precision Auto Care Mexico II, S. de R.L.	Mexico
Promotora de Franquicias Praxis S.A. de C.V.	Mexico
Praxis Afinaciones, S.A. de C.V.	Mexico
Praxis Auto Partes, S.A. de C.V.	Mexico
Praxis Afinaciones Puerto Rico, Inc.	Puerto Rico
Precision Franchising LLC	Virginia
Precision Printing, Inc.	Virginia
PTAC Operating Centers, Inc.	Virginia
Acc-u-tune	California
National 60 Minute Tune, Inc.	Washington
Sixar Occidente, S.A. de C.V	Mexico
Sixar Afinaciones, S.A. de C.V	Mexico
Premier Accesorios, S.A. de C.V	Mexico
Sixar Afinaciones, S.A. de C.V	Puerto Rico
Sixar Guadalajara, S.A. de C.V	Mexico
PT Auto Care Canada Inc.	British Columbia